Exhibit 5.1

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA	AUSTIN	LONDON
HOUSTON, TEXAS	BEIJING	MOSCOW
77002-4995	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 713.229.1234	DUBAI	RIYADH
FAX +1 713.229.1522	HONG KONG	WASHINGTON
BakerBotts.com

February 20, 2015

Linn Energy, LLC

600 Travis Street

Suite 5100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Linn Energy, LLC, a Delaware limited liability company (“Linn Energy”), in connection with the proposed offering and sale by Linn Energy of units representing limited liability company interests in Linn Energy having an aggregate offering price of up to $500,000,000 (the “Units”) pursuant to that certain Amended and Restated Equity Distribution Agreement dated February 20, 2015 (the “Distribution Agreement”) by and between Linn Energy and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the Third Amended and Restated Limited Liability Company Agreement (as amended, the “LLC Agreement”) of Linn Energy, LLC dated September 3, 2010; (ii) the registration statement on Form S-3 (Registration No. 333-184647) (as amended, the “Registration Statement”) filed by Linn Energy with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (iii) the prospectus included in the Registration Statement dated September 4, 2014 (the “Base Prospectus”); (iv) the prospectus supplement to said prospectus dated February 20, 2015 (and together with the Base Prospectus, the “Prospectus”); (v) the Distribution Agreement, (vi) the Delaware Limited Liability Company Act (the “LLC Act”) and (vii) copies of resolutions of Linn Energy’s board of directors authorizing the filing of the Registration Statement and entering into and performing its obligations under the Distribution Agreement. In addition, we have examined such other documents and certificates and reviewed such questions of law as we have considered appropriate.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and complete. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined. We have also assumed that all Units will be issued and sold in the manner set forth in the Prospectus and the Distribution Agreement and that any certificates for the Units will be duly countersigned, registered and electronically transmitted by the transfer agent and registrar for Linn Energy.

Linn Energy, LLC	- 2 -	February 20, 2015

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Units, when issued and delivered on behalf of Linn Energy against payment therefor in accordance with the terms of the Distribution Agreement, will be validly issued in accordance with the LLC Agreement, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the LLC Act, as published in effect on the date hereof, and the applicable federal laws of the United States of America, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to Linn Energy’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Sincerely,

/s/ BAKER BOTTS L.L.P.